FORM 4

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utilities
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

								OMB APPROVAL
[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations continue. See Instruction 1(b)								OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response 0.5
(Print or Type Responses) Last Report Filed: September 5, 2003
1. Name and Address of Reporting Person Adams Robert A.	2. Issuer Name and Ticker or Trading Symbol GREAT AMERICAN FINANCIAL RESOURCES, INC. (GFR)							6. Relationship of Reporting Person to Issuer (Check all applicable)
(Last) (First) (Middle) 250 East Fifth Street	3. IRS Identification, Number of Reporting Person, if an entity (Voluntary)				4. Statement for Month/Day/Year February 13, 2003			X Director	10% Owner
								Officer (give title below)	Other (specify below)
(Street) Cincinnati, Ohio 45202					5. If Amendment, Date of Original (Month/Day/Year)
								7. Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date	2A. Deemed Execution Date, if any	3. Trans- action Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3,4 and 5)			5. Amount of Securities Beneficially Owned	6. Owner- ship Form: Direct	7. Nature of In- Direct Bene-
	(Month/ Day/ Year)	(Month/ Day/ Year)	Code	V	Amount	(A) or (D)	Price	Following Reported Transactions (Instr. 3 and 4)	(D) or Indirect (I) (Instr. 4)	Ficial Owner- ship (Instr. 4)
Common Stock, $1.00 par value	*		A	V	142.38	A	$17.20	13,842.49	I	Held in Deferred
	**		J	V	7,110	D	**			Compensationn
	**		F	V	3,679	D	**			Plan
Common Stock, $1.00 par value								254.	I	Held by Minor
										Children
Common Stock, $1.00 par value								4,910.1677	I	By ESORP
Common Stock, $1.00 par value	**		J	V	7,110	A	**	115,059.9346	D

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                                              Over
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                                              SEC 1474 (9-02)

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FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or| Exercise Price of Deriv- ative	3. Trans- action Date	3A Deemed Execution Date, if any	4. Transac- tion Code (Instr. 8)	5. Number of Deriv- ative Securities Ac- quired (A) or Dis- posed of (D) (Instr. 3, 4 and 5)			6. Date Exercisable and Expiration Date (Month//Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Deriv- ative ecuri- ty	9. Number of Deriv- ative Secur- ities Bene-	10. Owner- ship Form of De- rivative Secur	11. Nature of In- direct Bene- ficial Owner-
	Security	(Month/ Day/ Year)	(Month/ Day/ Year)					Date	Expiration		Amount or	(Instr. 5)	icially Owned at End of	Ity Direct (D) or Indi-	Ship (Instr. 4)
				Code	V	(A)	(D)	Exercisable	Date	Title	Number of Shares		Month (Instr. 4)	rect (I) (Instr. 4)

Explanation of Responses:
* Share equivalents allocated to Reporting Persons' account in the Great American Financial Resources Inc. Deferred Compensation Plan. This information reported herein is based on a Plan statement as of December 31, 2002.

** A total of 10,789 shares were distributed from the Reporting Persons' Deferred Compensation account, of which 3,679 shares were withheld for necessary tax withholding.

**Intentional misstatements or omissions of facts constitute Federal Criminal violations                      Mark F. Muething ________     February 13, 2003
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           ** Signature of Reporting Person                         Date
                                                                       Robert A. Adams
Note:  File three copies of this Form, one of which must be manually signed.                   By: Mark F. Muething, Attorney-in-Fact              Page 2
       If space provided is insufficient, see Instruction 6 for procedure.                                                                       SEC 1474 (3/91